Exhibit 99.1

AspenBio Pharma Shares to Trade on the NASDAQ Capital Markets Exchange Under Symbol ‘APPY’

CASTLE ROCK, CO. – August 23, 2007 — AspenBio Pharma, Inc. (OTC Bulletin Board: APNB:OB) an emerging bio-pharmaceutical company dedicated to the development of novel drugs and diagnostics for animals and humans, today announced its application to list its common stock on the NASDAQ Capital Markets Stock Exchange has been approved.

The company anticipates its shares of common stock will begin trading on the NASDAQ CM commencing with the open of trading on Tuesday, August 28, 2007, under the symbol “APPY”. Until then, AspenBio Pharma’s common stock will continue to trade on the OTC Bulletin Board (“OTC BB”) under the symbol “APNB.”

Richard Donnelly, CEO of AspenBio Pharma, said, “Our listing on the NASDAQ Capital Markets represents yet another important milestone for our company, especially as our high-value products advance to the final stages of their development and we take additional steps toward FDA approval and commercialization. This will certainly help to raise the company’s visibility in the financial markets and substantially enhance shareholder value.”

AspenBio Pharma’s chairman, Greg Pusey, added, “Increasing shareholder value has always been our top priority. Our share value has increased more than 650% during the last twenty-four months as our stock traded on the OTC BB. Now our loyal investors will continue to be rewarded with the many benefits provided by a NASDAQ listing. “

One of AspenBio’s key products is a specialized assay that detects a marker in the blood associated with appendicitis. According to three pre-United States Food and Drug Administration (“FDA”) studies conducted during the past 33 months, including an ongoing 400 patient study, the company’s AppyScore™ blood test has been able to identify patients with appendicitis at a very high sensitivity level of 94% to 97%. This compares to significantly lower diagnostic success rates for expensive CT scans, which are generally considered the best diagnostic method currently available for appendicitis.

The first generation of this new blood screen test system holds the potential to greatly enhance the emergency room triage process of determining which, of the millions of patients in the US annually entering emergency rooms with abdominal pain, are high risk candidates for appendicitis and require more significant diagnostic work-ups such as CT scanning. In addition to improving the overall diagnostic process surrounding this common condition in the ER, this new blood-based test could save potentially billions of dollars in unnecessary CT scans and appendicitis surgeries in the US alone.

With the AppyScore emergency room triage test and its sister product, AppyScreen™, designed for physician offices, AspenBio is targeting an overwhelming need for more accurate, faster, and more economical assessment of the appendicitis condition. They are anticipated to be the first and only such tests available. The company has initiated the FDA application process and anticipates a fall 2007 initial regulatory filing. The FDA approval process for diagnostic tests is typically much shorter than for drugs, and if successfully completed and approved, management’s estimates suggest a worldwide, several hundred million dollar annual market potential. The patent portfolio for the AppyScore/AppyScreen appendicitis diagnostic technologies has also been significantly expanded over recent months.

About the NASDAQ
NASDAQ is the largest U.S. equities exchange operated by The Nasdaq Stock Market, Inc. (Nasdaq:NDAQ). With approximately 3,200 companies, it lists more companies and, on average, trades more shares per day than any other U.S. market. It is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology. NASDAQ is the primary market for trading NASDAQ-listed stocks as well as a leading liquidity pool for trading NYSE-listed stocks. NASDAQ was recently recognized as the world’s premier stock exchange for data feeds for the second consecutive year. In the fifth annual Waters Rankings, readers of Waters magazine voted NASDAQ the winner of the “Best Exchange Data Feeds” award. For more information about NASDAQ, visit the NASDAQ Web site at www.nasdaq.com or the NASDAQ Newsroom at www.nasdaq.com/newsroom.

About AspenBio Pharma, Inc.
AspenBio Pharma is an emerging bio-pharmaceutical company dedicated to the discovery, development, manufacture, and marketing of novel proprietary products, including those that enhance the reproductive efficiency of animals and that have large worldwide market potential. The company was originally formed to produce purified proteins for diagnostic applications and has become a leading supplier of human hormones to many of the nation’s largest medical diagnostic companies and research institutions. The company has successfully leveraged this foundational science and technology expertise to rapidly develop an enviable late-stage pipeline of several novel reproduction hormone analogs for wide-ranging therapeutic use initially in bovine and equine species. AspenBio Pharma continues to make exciting progress in the development and testing of its two first-generation blood-based human diagnostic tests designed to rapidly help diagnose or rule out appendicitis in patients complaining of abdominal pain. For more information, please visit: www.aspenbiopharma.com.

Forward Looking Statements
This news release includes “forward looking statements” of AspenBio Pharma, Inc. (“APNB”) as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that APNB believes or anticipates will or may occur in the future are forward- looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors APNB believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of APNB. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including the ability to successfully complete the development of new products, execute agreements required to successfully advance the company’s objectives, retain the scientific management team to advance the products, obtain additional funding as and if needed, adverse changes in market conditions and the regulatory environment, fluctuations in sales volumes, the realization of intangible assets and meeting continued listing requirements of NASDAQ. Furthermore, APNB does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this news release should be considered in conjunction with the warnings and cautionary statements contained in APNB’s recent filings with the SEC.

For more information contact:

For more information contact:
AspenBio Pharma, Inc.
Gregory Pusey, Chairman
303-722-4008

Investor Relations:
Liolios Group, Inc.
Scott Liolios or Ron Both
949-574-3860

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